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                                                                       EXHIBIT 5


                              March 24, 1998


NOVA Corporation
One Concourse Parkway
Suite 300
Atlanta, Georgia 30328

     Re:  NOVA Corporation
          Registration Statement on Form S-1 (File No. 333-45997)

Ladies and Gentlemen:

     We have acted as counsel to NOVA Corporation, a Georgia corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, up to 8,165,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), inclusive of 5,300,000 shares to be issued and sold by the Company (the "Company Shares"), 1,800,000 shares (the "Firm Selling Shareholder Shares") to be sold by certain selling shareholders (the "Selling Shareholders"), and up to 1,065,000 shares (together with the Firm Selling Shareholder Shares, the "Selling Shareholder Shares") subject to a 30-day over-allotment option granted by the Selling Shareholders to Smith Barney Inc., BT Alex. Brown Incorporated and The Robinson-Humphrey Company LLC, as underwriters (the "Underwriters").

     The opinions hereinafter set forth are given to the Company pursuant to
Item 16 of Form S-1 and Item 601(b)(5) of Regulation S-K. The only opinions rendered by this firm consist of the matters set forth in numbered paragraphs
(1) and (2) below (our "Opinions"), and no other opinion is implied or to be inferred beyond such matters. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     Our Opinions are furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

     In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including without limitation, the Articles of Incorporation of the Company; the Bylaws of the Company; the U.S. underwriting agreement and the international underwriting agreement between the Company and the U.S. Underwriters and Managers named therein (collectively, the "Underwriting Agreements"); and resolutions duly adopted by the Board of Directors of the Company, authorizing and approving the preparation and filing of the Registration Statement and the sale of the Company Shares. In making all of our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of the Company and certificates of public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the offering of the Shares. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     Based upon and subject to the foregoing, we are of the Opinion that:

     (1) the Company Shares, when issued and sold in accordance with the Underwriting Agreements, against payment in full of the purchase price therefor, will be validly issued, fully paid and nonassessable.

     (2) the Selling Shareholder Shares are validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                    Very truly yours,
                                    LONG ALDRIDGE & NORMAN LLP



                                    By: /s/ David M. Calhoun
                                        ----------------------
                                          David M. Calhoun